Exhibit 5.1

Eric M. Sherbet
Vice President — Corporate and Securities Law
and Corporate Secretary
Avaya Inc.
211 Mt. Airy Road
Basking Ridge, N.J. 07920
908.953.4961 voice
908.953.4912 fax
sherbet@avaya.com

June 19, 2007

Re:	Avaya Inc.
211 Mount Airy Road
Basking Ridge, New Jersey 07920

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) that Avaya Inc. (the “Company”) proposes to file with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, that would (i) register an additional (a) 14,999,990 shares of common stock, par value $.01 of the Company (the “Common Stock”), that may be issued by the Company under the Avaya Inc. 2004 Long Term Incentive Plan (the “2004 LTIP”) and (b) 10 shares of Common Stock that may be issued by the Company under the Livingston Enterprises, Inc. 1994 Stock Option Plan for Avaya Employees (the “Livingston Plan”), in each case including an equal number of preferred stock purchase rights that would initially trade with the Common Stock (the “Rights”); and (ii) reallocate 17,075,000 shares to the 2004 LTIP (including an equal number of Rights) that originally were allocated for issuance under its predecessor plans (collectively, the “Shares”).

I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and/or sold which are of original issuance, upon sale and payment therefor or other distribution thereof in each case in accordance with the Plan or the Livingston Plan, as applicable, and the resolutions of the Board of Directors or any Committee of the Board of Directors relating thereto, will be legally issued, fully paid and non assessable.

I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Eric M. Sherbet

Eric M. Sherbet
Vice President — Corporate and Securities Law and Corporate Secretary